EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements filed on Form S-8 (Nos. 333-129268 and 333-157276) and on Form S-3 (No. 333-161552) of Flotek Industries, Inc. and Subsidiaries (the “Company”) of our report dated March 31, 2010 (except for the effect of the restatement discussed in Notes 1, 11, and 14, as to which the date is May 21, 2010), relating to the consolidated financial statements of Flotek Industries, Inc. and Subsidiaries as of December 31, 2009 and 2008, and for each of the years in the three-year period ended December 31, 2009, which are included in the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2009, as filed with the Securities and Exchange Commission on May 21, 2010.

We also consent to the reference to our firm under the heading “Experts” in such Registration Statements.

/s/ UHY LLP

Houston, Texas

May 21, 2010